Exhibit 99.1

ABRI SPAC I, INC. STOCKHOLDERS APPROVE PROPOSED MERGER TRANSACTION WITH DLQ, INC.

New York, NY–October 24, 2023 – Abri SPAC I, Inc. (Nasdaq: ASPA, ASPAW, ASPAU, “Abri”), a special purpose acquisition company (“SPAC”), today announced that at a special meeting held on October 23, 2023 (the “Special Meeting”), Abri’s stockholders voted to approve its proposed business combination (the “merger”) with DLQ, Inc., a provider of e-commerce and digital customer acquisition solutions by simplifying digital advertising. The combined company will operate under the name “Collective Audience, Inc.”

At the Special Meeting, 2,326,538 or 96.5% of the shares of common stock were represented in person or by proxy and voted in favor of the Merger.

In connection with the Special Meeting, 639,963 shares were tendered for redemption. As a result, approximately $6,834,804 million (approximately $10.68 per share), after deducting allowable taxes, will be removed from the Company’s trust account to pay such holders. Following redemptions, the Company will have 41,555 public shares of common stock outstanding.

After the closing, the combined company will be led by Mr. Brent Suen. “Although the process was lengthy, the ability to list upon a senior stock exchange with streamlined capital structure and to enhance our financial profile is worth the extended timeline. We sincerely appreciate the Abri team, our counsel Procopio, and the guidance from Chardan Capital Markets, getting us here,” said Mr. Brent Suen, CEO of DLQ, Inc.

Jeffrey Tirman, CEO and Chairman of Abri stated “We are very pleased to finalize our merger with Collective Audience Inc. We believe that their focus on cutting edge customer acquisition and digital outreach is the future for high-value ad targeted marketing.” Abri Ventures I, Inc., the SPAC sponsor, will have board representation, along with significant shareholdings in the merged entity.

About Abri SPAC I, Inc.

Abri is a blank check company formed for the purpose of effecting a business combination with one or more businesses. Although there was no restriction or limitation on what industry or geographic region its targets operated in, Abri pursued prospective targets that provide technological innovation in a range of traditionally managed industries with particular emphasis on the financial services industry.

About DLQ

DLQ, Inc. is a U.S.-based provider of e-commerce and digital customer acquisition solutions by simplifying digital advertising. It provides a data-driven, end-to-end marketing through its results solution or providing software to access data by activating campaigns across multiple channels.

The Company’s digital marketing business includes a holistic, self-serve ad tech platform. Its proprietary data-driven, AI-powered solutions allows brands and agencies to advertise across thousands of the world’s leading digital and connected TV publishers.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. All statements, other than statements of present or historical fact included in this press release, regarding Abri’s proposed Merger with DLQ, Abri’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of the respective managements of Abri and DLQ and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Abri or DLQ. Potential risks and uncertainties that could cause the actual results to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, changes in domestic and foreign business, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the Merger, including the risk that any regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the Merger or that the approval of the stockholders of Abri or DLQ is not obtained; failure to realize the anticipated benefits of Merger; risk relating to the uncertainty of the projected financial information with respect to DLQ; the amount of redemption requests made by Abri’s stockholders; the overall level of consumer demand for DLQ’s products/services; general economic conditions and other factors affecting consumer confidence, preferences, and behavior; disruption and volatility in the global currency, capital, and credit markets; the financial strength of DLQ’s customers; DLQ’s ability to implement its business strategy; changes in governmental regulation, DLQ’s exposure to litigation claims and other loss contingencies; disruptions and other impacts to DLQ’s business, as a result of the COVID-19 pandemic and government actions and restrictive measures implemented in response; stability of DLQ’s suppliers, as well as consumer demand for its products, in light of disease epidemics and health-related concerns such as the COVID-19 pandemic; the impact that global climate change trends may have on DLQ and its suppliers and customers; DLQ’s ability to protect patents, trademarks and other intellectual property rights; any breaches of, or interruptions in, DLQ’s information systems; fluctuations in the price, availability and quality of electricity and other raw materials and contracted products as well as foreign currency fluctuations; changes in tax laws and liabilities, tariffs, legal, regulatory, political and economic risks. More information on potential factors that could affect Abri’s or DLQ’s financial results is included from time to time in Abri’s public reports filed with the SEC, as well as the preliminary and the definitive proxy statements that Abri intends to file with the SEC in connection with Abri’s solicitation of proxies for the meeting of stockholders to be held to approve, among other things, the proposed Merger. If any of these risks materialize or Abri’s or DLQ’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Abri nor DLQ presently know, or that Abri and DLQ currently believe are immaterial, that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Abri’s and DLQ’s expectations, plans or forecasts of future events and views as of the date of this press release. Nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. Abri and DLQ anticipate that subsequent events and developments will cause their assessments to change. However, while Abri and DLQ may elect to update these forward-looking statements at some point in the future, Abri and DLQ specifically disclaim any obligation to do so, except as required by law. These forward-looking statements should not be relied upon as representing Abri’s or DLQ’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Redemption Contact:

Attn: Mark Zimkind

E-mail: mzimkind@continentalstock.com

Media Contacts

DLQ & Logiq

Brent Suen | ir@logiq.com | +1.808.829.1057

Abri

Jeffrey Tirman | info@abriadv.com | +1.424.732.1021